BlackRock CoRI Funds (the “Registrant”)
BlackRock CoRI 2015 Fund
BlackRock CoRI 2017 Fund
BlackRock CoRI 2019 Fund
BlackRock CoRI 2021 Fund
BlackRock CoRI 2023 Fund

77Q1(a):

Copies of any material amendments to the Registrant’s charter or by-laws

Attached please find as an exhibit to Sub-Item 77Q1(a) of Form N-SAR, a copy of the  Amended and Restated Declaration of Trust dated October 8, 2013.

12280330.1

Exhibit 77Q1(a)

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